Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of August 1, 2023, among Nationstar Mortgage Holdings Inc., a Delaware corporation (as successor-in-interest to Home Point Capital Inc.) (the “Issuer”), Mr. Cooper Group Inc., a Delaware corporation, Harwood Insurance Services, LLC, a California limited liability company, Harwood Service Company, LLC, a Delaware limited liability company, HomeSelect Settlement Solutions, LLC, a Delaware limited liability company, Nationstar Mortgage LLC, a Delaware limited liability company, Nationstar Sub1 LLC, a Delaware limited liability company, Nationstar Sub2 LLC, a Delaware limited liability company, and Veripro Solutions Inc., a Delaware corporation (collectively, the “Guarantors”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the guarantors party thereto, and the Trustee entered into the Indenture, dated as of January 19, 2021 (the “Indenture”), relating to the Issuer’s 5.000% Senior Notes due 2026 (the “Notes”);

WHEREAS, on May 10, 2023, Mr. Cooper Group Inc., Heisman Merger Sub, Inc. and Home Point Capital Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Home Point Capital Inc. merged with and into Nationstar Mortgage Holdings Inc., with Nationstar Mortgage Holdings Inc. as the successor entity;

WHEREAS, the Indenture provides that any successor entity to an Issuer, including Home Point Capital Inc., shall expressly assume all the obligations of such Issuer under the Indenture; and

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any newly acquired or created Domestic Restricted Subsidiaries (other than Securitization Entities) to provide Note Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Nationstar Mortgage Holdings Inc. (as successor-in-interest to Home Point Capital Inc.) hereby expressly assumes all of the obligations of Home Point Capital Inc. under the Indenture and the Notes, on the terms and subject to the conditions set forth therein, and hereby agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of Home Point Capital Inc. under the Indenture and the Notes.

Section 3. Each Guarantor, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 4. The Trustee, by execution of this Supplemental Indenture, accepts the amendments to the Indenture effected by this Supplemental Indenture, subject to the terms and conditions set forth in the Indenture, including the terms and conditions defining and limiting the liabilities and responsibilities of the Trustee and Agents. Without limiting the generality of the foregoing, neither the Trustee nor any Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained in this Supplemental Indenture, which recitals or statements are made solely by the Issuer and each Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and each Guarantor by action or otherwise, (iii) the due execution hereof by the Issuer and each Guarantor or (iv) the consequences of any amendment herein provided for, and neither the Trustee nor any Agent makes any representation with respect to any such matters.

Section 5. The Issuer and each Guarantor hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 6. This Supplemental Indenture, and any claim, controversy, or dispute arising under or related to this Supplemental Indenture, shall be governed by and construed in accordance with the laws of the State of New York.

Section 7. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 8. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Nationstar Mortgage Holdings Inc. (as successor-in-interest to Home Point Capital Inc.), as Issuer

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Mr. Cooper Group Inc., as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Harwood Insurance Services, LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Harwood Service Company, LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

HomeSelect Settlement Solutions, LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

[5.000% Senior Notes due 2026 – First Supplemental Indenture]

Nationstar Mortgage LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Nationstar Sub1 LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Nationstar Sub2 LLC, as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

Veripro Solutions Inc., as Guarantor

By:	/s/ Lola Akibola
Name: Lola Akibola
Title: SVP, Treasurer

[5.000% Senior Notes due 2026 – First Supplemental Indenture]

U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as Trustee

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[5.000% Senior Notes due 2026 – First Supplemental Indenture]